Exhibit 99.2

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION,
PLEASE CONTACT:
John Corbett, CEO, jcorbett@centerstatebank.com;
Steve Young, COO, syoung@centerstatebank.com;
Jennifer Idell, CFO, jidell@centerstatebank.com
863-293-4710

CENTERSTATE BANKS, INC.

ANNOUNCES PRICING OF ITS COMMON STOCK OFFERING

WINTER HAVEN, FL – January 10, 2017 — CenterState Banks, Inc. (“CenterState”) (Nasdaq: CSFL) today announced that it has sold 2,450,000 shares of its common stock (the “Common Stock”) to Keefe, Bruyette & Woods, A Stifel Company, and Raymond James & Associates, as underwriters for its previously announced public offering. The underwriters offered the shares to purchasers in transactions on The Nasdaq Global Select Market, in the over-the-counter market or through negotiated transactions or otherwise at market prices, prices related to prevailing market prices or at negotiated prices. In addition, CenterState has granted the underwriters an option for a period of 30 days to purchase up to an additional 245,000 shares of Common Stock. The offering is expected to close on January 13, 2017, subject to customary closing conditions.

CenterState intends to use the net proceeds from this offering for general corporate purposes.

The Common Stock will be issued pursuant to an effective shelf registration statement (File No. 333-215481 (including base prospectus), a preliminary prospectus supplement filed with the Securities and Exchange Commission (the “SEC”), and a final prospectus supplement to be filed with the SEC.

Copies of the prospectus supplement and accompanying base prospectus relating to the offering can be obtained without charge by visiting the SEC’s website at www.sec.gov, or may be obtained from: Keefe, Bruyette & Woods, A Stifel Company, 787 Seventh Ave., 4th Floor, New York, New York 10019, Attention: Equity Capital Markets, 1-800-966-1559.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Common Stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offering of the Common Stock is being made only by means of a written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

About CenterState

CenterState is a financial holding company incorporated under the laws of the State of Florida on September 20, 1999, which owns CenterState Bank of Florida, N.A. (“CenterState Bank”). Headquartered in Winter Haven, Florida between Orlando and Tampa, CenterState provides a full range of consumer and commercial banking services to individuals, businesses and industries through its 69 bank office network located within 23 counties throughout Florida, which includes 2 approved, but unopened branches.  The Company also provides correspondent banking and capital market services to approximately 600 community banks nationwide.

Forward Looking Statements

This press release contains certain forward-looking statements regarding our financial condition, results of operations and business. These statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. You may identify these statements by looking for forward-looking terminology, like “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” or “anticipate;” expressions of confidence like “strong” or “on-going;” or similar statements or variations of those terms.

These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from the results the forward-looking statements contemplate because of, among others, the following: weakness or a decline in the U.S. economy, in particular in Florida; unexpected changes in market interest rates; negative changes in the real estate markets in which we operate; risks associated with our growth strategy, including a failure to implement our growth plans or an inability to manage our growth effectively; lower than expected cash flows from purchased credit-impaired loans; claims and litigation arising from our business activities and from the companies we acquire; cyber attacks, computer viruses or other malware that may breach the security of our websites or other systems we operate or rely upon for services; results of examinations by our primary regulators, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System (the “Federal Reserve”), and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, reimburse customers, change the way we do business, or limit or eliminate certain other banking activities; government intervention in the U.S. financial system and the effects of and changes in trade and monetary and fiscal policies and laws; our inability to pay dividends at current levels, or at all, because of inadequate future earnings, regulatory restrictions or limitations; higher than expected loan losses within one or more segments of our loan portfolio; unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors; unanticipated credit deterioration in our loan portfolio; unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather or other external events; changes in accounting policies or accounting standards, including the new authoritative accounting guidance (known as the current expected credit loss model) which may increase the required level of our allowance for credit losses after adoption on January 1, 2020; changes in expected income tax expense or tax rates, including changes resulting from revisions in tax laws; higher than expected FDIC insurance assessments; the failure of financial institutions with whom we have trading, clearing, counterparty and other financial relationships; lack of liquidity to fund our various cash obligations; unanticipated reduction in our deposit base; potential acquisitions that may disrupt our business; declines in value in our investment portfolio; future goodwill impairment due to changes in our business, changes in market conditions, or other factors; legislative and regulatory actions subject us to additional regulatory oversight which may result in higher compliance costs and/or require us to change our business model; our inability to promptly adapt to technological changes and changing customer spending, borrowing and saving habits; our internal controls and procedures may not be adequate to prevent losses; the inability to realize expected revenue synergies from the proposed acquisitions of Platinum Bank Holding Company or Gateway Financial Holdings of Florida, Inc. in the amounts or in the timeframes anticipated; inability to retain customers and employees; and other unexpected material adverse changes in our operations or earnings.

All information is as of the date of this press release. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.